Filed Pursuant to Rule 433

Registration Statement No. 333-294080-01

Relating to Preliminary Prospectus Supplement dated August 17, 2026 and

Prospectus dated March 6, 2026

Boston Properties Limited Partnership

$700,000,000 6.050% Senior Notes due 2036

Issuer:	Boston Properties Limited Partnership

Type:	SEC Registered

Principal Amount:	$700,000,000

Maturity:	October 15, 2036

Coupon (Interest Rate):	6.050%

Benchmark Treasury:	4.625% due August 15, 2036

Benchmark Treasury Price / Yield:	99-08 / 4.720%

Spread to Benchmark Treasury:	T +135 basis points

Yield to Maturity:	6.070%

Expected Ratings* (Moody’s / Standard & Poor’s):	Baa2 (stable) / BBB (negative)

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2027

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at any time before July 15, 2036 (three months prior to October 15, 2036) based on U.S. Treasury plus 25 basis points, or at par thereafter

Initial Price to Public:	99.837% of the principal amount

Trade Date:	August 17, 2026

Settlement Date:

T+10; August 31, 2026

It is expected that delivery of the notes will be made against payment therefor on or about August 31, 2026, which will be the tenth business day following the date of pricing of the notes (such settlement cycle being referred to herein as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to August 28, 2026 (the first business day preceding the closing date) will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to August 28, 2026 (the first business day preceding the closing date) should consult their own advisor.

Denominations:	$1,000 × $1,000

CUSIP / ISIN:	10112RBP8 / US10112RBP82

Joint Book-Running Managers:

J.P. Morgan Securities LLC

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

PNC Capital Markets LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BofA Securities, Inc.

M&T Securities, Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Co-Manager:	R. Seelaus & Co., LLC

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, BBVA Securities Inc. at 1-800-422-8692, BNY Mellon Capital Markets, LLC at 1-800-269-6864, PNC Capital Markets LLC at 1-855-881-0697, TD Securities (USA) LLC at 1-855-495-9846, U.S. Bancorp Investments, Inc. at 1-877-558-2607, Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.